Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc. Announces 2019 Results

•	Net income for the three months ended December 31, 2019 was $5.05 million compared to $4.64 million for the three months ended December 31, 2018, an increase of $402,000 or 8.66%. Net income for the year ended December 31, 2019 was $22.00 million compared to $19.21 million for the year ended December 31, 2018, an increase of $2.78 million or 14.49%.
•	Fully-diluted earnings per share for the three months ended December 31, 2019 was $0.54 per share compared to $0.50 per share for the three months ended December 31, 2018, an increase of $0.04 per share or 8.00%. Fully-diluted earnings per share for 2019 was $2.34 per share compared to $2.03 per share for 2018, an increase of $0.31 per share or 15.27%.
•	The return on assets ratio for 2019 rose to 1.06% compared to 0.95% for 2018, an increase of 11 basis points or 11.58%.
•	The Company did not have any delinquent mortgage loans 90 days past due and not accruing at December 31, 2019 compared to $879,000 at December 31, 2018. Non-performing assets declined to $736,000 at December 31, 2019 from $2.21 million at December 31, 2018.
•	The cash dividend paid during the three months ended December 31, 2019 was $0.73 per common share compared to $0.42 per share for the three months ended December 31, 2018, an increase of $0.31 per share or 73.81%. The $0.73 per common share dividend for the three months ended December 31, 2019 includes a quarterly dividend of $0.23 per common share and a $0.50 per share special dividend. In 2019, the Company paid special dividends totaling $0.60 per common share.
•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 40th consecutive quarterly dividend.

Honolulu, Hawaii, January 30, 2020 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $5.05 million or $0.54 per diluted share for the three months ended December 31, 2019, compared to $4.64 million or $0.50 per diluted share for the three months ended December 31, 2018.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on February 27, 2020 to stockholders of record as of February 13, 2020.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “We are pleased by the Company’s performance in 2019. We were able to increase our earnings by $2.78 million or 14.49% in 2019 compared to 2018. Our strong performance allowed us to increase our cash dividends paid in 2019 by $0.35 or 30.70% per common share as compared to 2018. We would like to thank our shareholders and customers for their support in 2019.”

Interest Income

Net interest income decreased to $14.49 million for the three months ended December 31, 2019 from $14.87 million for the three months ended December 31, 2018. Total interest income was $18.80 million for the three months ended December 31, 2019 compared to $18.61 million for the three months ended December 31, 2018. The $194,000 growth in interest income was due to a $212,000 increase in interest earned on loans which resulted primarily from the $27.54 million increase in the average loans receivable. The growth in interest income on loans was offset by a $77,000 decline in interest income on investment securities. The decrease in interest earned on securities occurred primarily because of a six basis point decline in the average yield on the securities portfolio.

Interest Expense and Provision for Loan Losses

Total interest expense rose to $4.31 million for the three months ended December 31, 2019 from $3.74 million for the three months ended December 31, 2018. Interest expense on deposits increased to $3.34 million for the three months ended December 31, 2019 from $2.98 million for the three months ended December 31, 2018. The $368,000 increase in total interest expense on deposits occurred because of a nine basis point increase in the average cost of deposits and a $6.97 million increase in average total deposits. Interest expense on Federal Home Loan Bank (FHLB) advances increased to $921,000 for the three months ended December 31, 2019 from $639,000 for the three months ended December 31, 2018. The $282,000 increase in interest expense on FHLB advances occurred because of a 25 basis point increase in the average cost of advances and a $35.01 million increase in the average FHLB advance balance. During the quarter ended December 31, 2019, there was a $4,000 reversal in loan loss provision compared to $100,000 provision for the quarter ended December 31, 2018. The reversal of loan loss provisions occurred primarily because of a decrease in loan delinquencies.

Noninterest Income

Noninterest income was $1.02 million for the three months ended December 31, 2019 compared to $839,000 for the three months ended December 31, 2018. The increase in noninterest income was primarily due to a $318,000 increase in the gain on sale of loans that occurred when the Company securitized $7.62 million of mortgage loans into mortgage-backed securities (MBS) and sold $2.24 million of mortgage loans. These transactions were conducted to increase the Bank’s liquidity. The gain in the loan securitization transaction occurred as the fair value of the MBS exceeded the cost basis of the mortgage loans.

Noninterest Expense

Noninterest expense was $9.32 million for the three months ended December 31, 2019 compared to $9.22 million for the three months ended December 31, 2018. The increase in noninterest expense was primarily due to a $217,000 increase in salaries and employee benefits which was offset by a $151,000 decrease in FDIC insurance premiums. The increase in salaries and employee benefits occurred primarily from an annual salary increase and an increase in commissions. These expenses were offset by an increase in the credit to compensation expense for the cost of new loan originations. More loans were originated in the three months ended December 31, 2019 than in the three months ended December 31, 2018 and the increase in new loan originations raised the credit to compensation expense for the cost of new loan originations. The decrease in FDIC insurance premiums occurred when the Bank received a credit because the FDIC insurance fund was over-capitalized.

Income Taxes

Income tax expense for the three months ended December 31, 2019 was $1.15 million with an effective rate of 18.54% compared to $1.74 million with an effective tax rate of 27.23% for the three months ended December 31, 2018. Income tax expense for the three months ended December 31, 2019 included a $402,000 tax benefit that occurred when the Company filed an amended 2017 corporate tax return which included an increase in depreciation expense. The additional depreciation expense occurred when the Company conducted a study which reduced the asset lives used to calculate depreciation. The Company filed an amended tax return and was able to deduct the increase in depreciation expense at the 2017 federal corporate tax rate of 35.00% rather than the current 21.00% federal corporate tax rate.

Year Ended December 31, 2019 Results

Net income for 2019 was $22.00 million compared to $19.21 million for 2018, an increase of $2.78 million or 14.49%. The increase in earnings is primarily due to a $2.87 million increase in gain on sale of investment securities, a $1.47 million increase in gain on sale of loans and a reduction in the effective tax rate in 2019. The reduction in the 2019 effective tax rate is discussed later in this press release.

For the year ended December 31, 2019, net interest income was $58.54 million compared to $59.77 million for the year ended December 31, 2018. Total interest income increased to $75.57 million for the year ended December 31, 2019 from $73.30 million for the year ended December 31, 2018. Interest income on loans grew by $2.86 million, or 4.74%, to $63.14 million for the year ended December 31, 2019, primarily because of a $60.12 million increase in the average loan portfolio that occurred as new loan originations exceeded loan repayments, sales and loan securitizations. This increase was offset by a reduction of $777,000 in interest earned on investment securities that occurred primarily because of a $23.65 million decrease in the average size of the securities portfolio that resulted as repayments exceeded the purchase of new securities and the securitization of mortgage loans into MBS. In 2019, the Bank securitized $37.04 million of mortgage loans into MBS to increase the Bank’s liquid assets. The securitization transaction increased investment securities, mortgage servicing assets and lowered loans receivable. Total interest expense increased to $17.03 million for the year ended December 31, 2019 from $13.53 million for the year ended December 31, 2018. The increase in interest expense is primarily due to a $2.45 million increase in interest expense on deposits and a $1.34 million increase in interest expense on advances from the FHLB. The increase in interest expense on deposits occurred because of a 15 basis point increase in the cost of deposits and an $11.14 million increase in average total deposits. The increase in interest expense on FHLB advances occurred because of a 53 basis point increase in the average cost of advances and a $32.02 million increase in the average balance of FHLB advances. Provision for loan losses decreased to $61,000 for the year ended December 31, 2019 compared to $119,000 for the year ended December 31, 2018. The decrease in loan loss provisions occurred primarily because of a decrease in loan delinquencies.

Noninterest income was $7.83 million for the year ended December 31, 2019 compared to $3.16 million for the year ended December 31, 2018. This increase in noninterest income was primarily due to a $2.87 million increase in the gain on sale of investment securities and a $1.47 million increase in the gain on sale of loans. The gain on sale of investment securities occurred when the Company sold a trust preferred security. This security was written down in 2010 and the gain exceeded the previous write-down. The $1.47 million gain on sale of loans occurred when the Bank securitized $37.04 million of mortgage loans into MBS. The gain in the loan securitization transaction occurred as the fair value of the MBS exceeded the cost basis of the mortgage loans.

Noninterest expense was $38.01 million for the year ended December 31, 2019 compared to $37.49 million for the year ended December 31, 2018. Salaries and employee benefits grew by $421,000 primarily due to an annual salary increase and an increase in share-based compensation expenses. These expenses were offset by an increase in the credit to compensation expense for the cost of new loan originations. More loans were originated in 2019 than in 2018 and the increase in new loan originations raised the credit to compensation expense for the cost of new loan originations. Equipment expense rose by $203,000 in 2019 primarily because of an increase in information technology expenses. In 2019, FDIC insurance premiums decreased by $320,000 since the Bank received a credit because the FDIC insurance fund was over-capitalized.

Income tax expense for 2019 was $6.31 million with an effective rate of 22.30% compared to $6.11 million with an effective tax rate of 24.13% in 2018. Income tax expense for 2019 included a $402,000 tax benefit that occurred when the Company filed an amended 2017 corporate tax return which included an increase in depreciation expense. The additional depreciation expense occurred when the Company conducted a study which reduced the asset lives used to calculate depreciation. The Company filed an amended tax return and was able to deduct the increase in depreciation expense at the 2017 federal corporate tax rate of 35.00% rather than the current 21.00% federal corporate tax rate. Income tax expense for 2019 also included $297,000 of tax benefits from the exercise of stock options. In addition, the Company received $419,000 of proceeds on bank-owned life insurance in 2019 which were not taxable and lowered the effective tax rate. Income tax expense for 2018 included a $476,000 tax benefit from a $3.40 million pension contribution to the Company’s defined benefit pension plan. The 2017 Tax Cuts and Jobs Act allowed the tax deduction for the pension contribution to be calculated at the 2017 corporate tax rate of 35.00% rather than current federal corporate tax rate of 21.00%. Income tax expense for 2018 also included $134,000 of tax benefit from the exercise of stock options.

Assets and Equity

Total assets increased to $2.09 billion at December 31, 2019 from $2.07 billion at December 31, 2018. Loans receivable grew by $10.07 million to $1.58 billion at December 31, 2019 from $1.57 billion at December 31, 2018. The growth in loans receivable occurred as residential mortgage loan originations exceeded loan repayments, sales and loans securitized into MBS. In 2019, the Bank securitized $37.04 million of mortgage loans into MBS and sold $2.24 million of seasoned loans to increase the Bank’s liquid assets. The securitization transaction increased investment securities and lowered loans receivable. The Company also transferred investment securities to its available-for-sale securities investment portfolio from its held-to-maturity investment portfolio in the first quarter of 2019. These available-for-sale securities had a fair value of $8.63 million at December 31, 2019. The transfer was made when the Company adopted the amended Derivatives and Hedging topic of the FASB ASC. Advances from the FHLB increased to $156.00 million at December 31, 2019 from $142.20 million at December 31, 2018. The increase in advances was used to pay off $20.00 million of securities sold under agreements to repurchase. On January 1, 2019, the Company adopted the amended Lease topic of the FASB ASC by capitalizing the net present value of future lease payments and recording a right-of-use asset and a lease liability. The right-of-use asset and the lease liability had balances of $11.58 million and $12.18 million, respectively, at December 31, 2019. Total stockholders’ equity increased to $243.89 million at December 31, 2019 from $235.08 million at December 31, 2018. The increase in stockholders’ equity occurred as the Company’s net income and the increase in capital from the exercise of stock options and the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

During the current year, the Company completed its eighth repurchase program and announced its ninth stock repurchase program where up to $5,000,000 of its outstanding shares may be repurchased. Through December 31, 2019, the Company had repurchased 3,501,353 shares in all of its share repurchase programs. The shares repurchased represent 28.62% of the total shares issued in its initial public offering.

As of December 31, 2019, the Company has 116,409 outstanding, exercisable stock options. The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

The Company did not have any delinquent mortgage loans 90 days or more past due at December 31, 2019 compared to $879,000 at December 31, 2018. Non-performing assets totaled $736,000 at December 31, 2019 compared to $2.21 million at December 31, 2018. The ratio of non-performing assets to total assets decreased to 0.04% at December 31, 2019 from 0.11% at December 31, 2018. The allowance for loan losses at December 31, 2019 was $2.71 million and represented 0.17% of total loans compared to $2.64 million and 0.17% of total loans as of December 31, 2018.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;
•	statements regarding our business plans, prospects, growth and operating strategies;
•	statements regarding the asset quality of our loan and investment portfolios; and
•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;

•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
Interest income:
Loans	$15,662	$15,450	$63,137	$60,279
Investment securities	2,876	2,953	11,459	12,236
Other investments	263	204	972	786
Total interest income	18,801	18,607	75,568	73,301

Interest expense:
Deposits	3,343	2,975	13,463	11,015
Advances from the Federal Home Loan Bank	921	639	3,346	2,010
Securities sold under agreements to repurchase	45	128	218	504
Total interest expense	4,309	3,742	17,027	13,529

Net interest income	14,492	14,865	58,541	59,772
Provision (reversal of provision) for loan losses	(4)	100	61	119

Net interest income after provision for loan losses	14,496	14,765	58,480	59,653

Noninterest income:
Service fees on loan and deposit accounts	510	514	1,937	1,886
Income on bank-owned life insurance	203	218	835	865
Gain on sale of investment securities	—	—	2,910	45
Gain on sale of loans	329	11	1,540	72
Other	(25)	96	610	296
Total noninterest income	1,017	839	7,832	3,164

Noninterest expense:
Salaries and employee benefits	5,578	5,361	22,580	22,159
Occupancy	1,620	1,635	6,400	6,324
Equipment	1,033	980	4,183	3,980
Federal deposit insurance premiums	—	151	288	608
Other general and administrative expenses	1,089	1,097	4,555	4,423
Total noninterest expense	9,320	9,224	38,006	37,494

Income before income taxes	6,193	6,380	28,306	25,323
Income taxes	1,148	1,737	6,311	6,111
Net income	$5,045	$4,643	$21,995	$19,212

Basic earnings per share	$0.54	$0.50	$2.38	$2.07
Diluted earnings per share	$0.54	$0.50	$2.34	$2.03
Cash dividends paid per common share	$0.73	$0.42	$1.49	$1.14
Basic weighted-average shares outstanding	9,232,086	9,160,653	9,196,674	9,219,123
Diluted weighted-average shares outstanding	9,321,598	9,304,834	9,325,614	9,400,395

Territorial Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$44,806	$47,063
Investment securities available for sale	8,628	2,560
Investment securities held to maturity, at amortized cost (fair value of $371,305 and $364,922 at December 31, 2019 and December 31, 2018, respectively).	363,883	371,517
Loans held for sale	470	309
Loans receivable, net	1,584,784	1,574,714
Federal Home Loan Bank stock, at cost	8,723	8,093
Federal Reserve Bank stock, at cost	3,128	3,114
Accrued interest receivable	5,409	5,274
Premises and equipment, net	4,370	4,823
Right-of-use asset, net	11,580	—
Bank-owned life insurance	45,113	45,066
Deferred income tax assets, net	2,619	4,136
Prepaid expenses and other assets	2,800	2,537
Total assets	$2,086,313	$2,069,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,631,933	$1,629,164
Advances from the Federal Home Loan Bank	156,000	142,200
Securities sold under agreements to repurchase	10,000	30,000
Accounts payable and accrued expenses	23,038	23,346
Lease liability	12,183	—
Income taxes payable	2,305	2,407
Advance payments by borrowers for taxes and insurance	6,964	7,010
Total liabilities	1,842,423	1,834,127

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,681,493 and 9,645,955 shares at December 31, 2019 and December 31, 2018, respectively.	97	97
Additional paid-in capital	65,057	65,090
Unearned ESOP shares	(4,404)	(4,893)
Retained earnings	190,808	182,594
Accumulated other comprehensive loss	(7,668)	(7,809)
Total stockholders’ equity	243,890	235,079
Total liabilities and stockholders’ equity	$2,086,313	$2,069,206

Territorial Bancorp Inc. and Subsidiaries
Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2019	2018
Performance Ratios (annualized):
Return on average assets	0.96%	0.90%
Return on average equity	8.12%	7.77%
Net interest margin on average interest earning assets	2.88%	3.01%
Efficiency ratio (1)	60.09%	58.74%

	At December	At December
	31, 2019	31, 2018
Selected Balance Sheet Data:
Book value per share (2)	$25.19	$24.37
Stockholders' equity to total assets	11.69%	11.36%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$0	$879
Non-performing assets (3)	$736	$2,213
Allowance for loan losses	$2,712	$2,642
Non-performing assets to total assets	0.04%	0.11%
Allowance for loan losses to total loans	0.17%	0.17%
Allowance for loan losses to non-performing assets	368.48%	119.39%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs